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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-63890) of WD-40 Company and in the related Prospectus pertaining to the registration of 276,000 shares of its common stock and in the Registration Statement (Form S-8 Nos. 333-64256, 333-41247, 33-90972 and 33-43174) pertaining to the WD-40 Company 1990 Incentive Stock Plan of our report dated June 1, 2000, with respect to the consolidated financial statements of HPD Holdings Corp included in this Form 8-K/A as of and for the year ended March 31, 2000 and the period from April 17, 1998 (inception) to April 2, 1999.

                      Ernst & Young LLP

July 9, 2001
New York, New York

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CONSENT OF INDEPENDENT AUDITORS